Exhibit 99.1
TWO LAWSUITS FILED IN CONNECTION WITH THE
PROPOSED ACQUISITION OF GOODY’S
Knoxville, Tennessee (October 12, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today announced that two complaints have been filed in connection with its previously announced Agreement and Plan of Merger with certain affiliates of Sun Capital Partners, IV. The complaints, which name both Goody’s and its directors (and in one case, certain executive officers) as defendants, were brought in Tennessee state court and are seeking, among other things, certification as a class action, a determination that fiduciary duties were breached, injunctive relief against the proposed transaction and unspecified damages. Together, the complaints allege that the defendants breached their fiduciary duties by accepting an inadequate offer, by failing to address other acquisition proposals, by taking steps to discourage other acquisition proposals, including an excessive termination fee, and generally failing to maximize shareholder value. No interim injunctive relief is being sought.
The Company believes the complaints are without merit.
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of five stores due to hurricane damage, currently operates 369 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

Contact:	Regis Hebbeler
Senior Vice President
(865) 966-2000
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